UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            September 20, 2018

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                         Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01               Other Events.
On September 20, 2018 Ebix, Inc. (“Ebix” or the “Company”), (NASDAQ: EBIX), announced that on September 18, 2018 its board of directors unanimously approved a five-for-one split (the “Stock Split”) of the Company’s common stock subject to shareholder approval of an amendment to the Company’s Certificate of Incorporation. Since the Company presently does not have a sufficient number of authorized shares required to effectuate the stock split, the Company’s Board has approved, and is recommending to its shareholders, an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of common stock to 220 million to handle the split and possible future capitalization needs. The Company will be holding a special meeting of shareholders of record as of October 11, 2018 to approve the amendment to the Certificate of Incorporation. It is anticipated that the special meeting will be held on or about November 16, 2018.

Provided the shareholders approve the amendment, the company anticipates setting a record date for the stock split shortly after the special meeting and that trading on a split-adjusted basis will begin prior to December 15, 2018. As a result of the Stock Split, each shareholder of record on the record date will receive four additional shares of common stock for each share held. Each shareholder’s percentage of ownership and proportional voting power remains unchanged after the Stock Split. A copy of the press release announcing the Stock Split is attached to this Form 8-K as exhibit 99.1.

Item 9.01               Exhibits.
Exhibits
99.1         Press release, dated September 20, 2018, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer(principal financial and accounting officer)

Dated: September 20, 2018